EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Jones Soda Co.

We consent to the incorporation by reference in the registration statements (Nos. 333-103939 and 333-109173) on Form S-8 of Jones Soda Co. of our report dated February 10, 2004, with respect to the consolidated balance sheets of Jones Soda Co. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of Jones Soda Co.

/s/ KPMG LLP

Vancouver, Canada

March 29, 2004